UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): May 4, 2015

Turbine Truck Engines, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1575 Aviation Center Parkway, Suite 433, Daytona Beach, Florida 32117

(Address of principal executive offices)

386-275-1515

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

ITEM 5.03 AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On April 6, 2015, the Turbine Truck Engines, Inc. Board of Directors (the “Compnay”) approved a one-for-twenty (1:20) reverse split of its common stock, par value $0.001 per share. In connection therewith, the Company filed a Certificate of Change to its Articles of Incorporation (Exhibit 3.1) with the Secretary of State of the State of Nevada on April 6, 2015, to reflect the proposed reverse stock split to be effective upon receipt of approval from the Financial Industry Regulatory Authority (“FINRA”).

ITEM 8.01 OTHER EVENTS.

On April 28, 2015, the Company received approval from FINRA to effectuate a one-for-twenty (1:20) reverse split of its common stock, for shareholders of record as of the close of business on May 4, 2015, with the market effective date of May 5, 2015 (the “Effective Date”). As of a result of the reverse stock split, every twenty (20) shares of the Company’s old common stock will be converted into one (1) share of the Company’s new common stock. Immediately following the reverse stock split, the Company’s outstanding common stock will be approximately 20,826,842. All fractional shares are to be rounded up.

Effective May 5, 2015, the Company’s trading symbol will temporarily change to “TTEGD” for a period of 20 business days after which its trading symbol will revert back to “TTEG”. A new CUSIP number has been issued for the Company’s common stock (“89989X 204”).

Upon the Effective Date, shareholders who hold their shares in brokerage accounts or “street name” will have their shares automatically adjusted, marketplace effective, to reflect both the reverse stock split per share price and share count. Additionally, for shareholders of physical share certificates, the Company’s transfer agent, Pacific Stock Transfer, will automatically adjust the books and records to reflect each certificates reverse split common share adjusted amount.

The full text of the Company’s press release issued in connection with the foregoing matter is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

SECTION 9. FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NO.	EXHIBIT DESCRIPTION:

3.1	CERTIFICATE OF CHANGE TO ARTICLES OF INCORPORATION FILED 4/6/15.

99.1	PRESS RELEASE

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Turbine Truck Engines, Inc.

Dated: May 4, 2015	By:	/s/Christopher David
Christopher David
Sec/Treasurer/Director